EXHIBIT 10.1
August 3, 2026

Gregory Boucharlat
Senior Vice President, Global Commercial

Re: Retention Bonus Agreement

Dear Gregory,

As a key member of the Senior Leadership Team, we would like to acknowledge your contributions and ensure your further commitment toward the success of our Company. Therefore, you have been selected to participate in an individually designed incentive program.

As such, we are providing you with a special retention incentive arrangement as outlined in this letter agreement. Under this agreement, you will be eligible to receive a grant for a value in total of $500,000 USD gross, the “Retention Bonus”, payable $250,000 USD in December 2026 and $250,000 USD in December 2027.

In order to receive the Retention Bonus, you must remain an associate of the Company and actively provide services required of you through at least December 31, 2027, the “Retention Date,” subject to the terms and conditions contained herein.

Assuming all conditions are met, the Retention Bonus will be paid $250,000 USD in December 2026 and $250,000 USD in December 2027. The Retention Bonus payments will be administered and taxed in accordance with the applicable tax, social security, and payroll arrangements in effect at the time of payment. The Retention Bonus is exceptional, discretionary, and non-recurring, and does not constitute a regular salary component nor create any entitlement to future similar payments. The Retention Bonus will not be considered part of your regular compensation for purposes of calculating retirement, pension, social security, assignment-related allowances, severance, bonuses, or any other compensation-based benefits, except to the extent required by applicable law.

The Company will in principle grant warrants, wholly or partly for the underlying value of the variable Retention Bonus, in accordance with the terms and conditions applicable to the Company's variable compensation programmes and subject to applicable law. For the avoidance of doubt, the remaining cash part of the Retention Bonus is exclusive of, and in addition to, any statutory or contractual holiday pay that may become due under applicable law.

As part of this agreement, you agree to continue to follow the policies and procedures established by the Company, which may change from time to time, the work directions from your supervisor/manager and others in Goodyear’s management, and the provisions set forth herein. Payment of the Retention Bonus will be subject to the Company being satisfied (in its sole and exclusive judgment) with (1) your cooperation, diligence and loyalty through the Retention Dates, (2) your performance through the Retention Date, (3) your compliance with company policies, including maintenance of confidentiality of information through the Retention Date, and (4) the continuation of your active employment with the Company through the Retention Date.

This agreement is not an employment contract and nothing in this letter alters your employment relationship with the Company.

The nature of your separation from the Company may, however, impact your eligibility to receive payment of the Retention Bonus. If you decide to voluntarily leave or resign from Goodyear prior to the Retention Date, you will no longer be eligible to receive any unpaid Retention Bonus and you will have to reimburse in full the amount of any paid Retention Bonus.

If the Company terminates your employment prior to the Retention Date for other than cause, you will be entitled to receive the pro rata amount of the Retention Bonus that is unpaid as of the date of your separation, in accordance with the terms of this agreement. In no event shall such termination entitle you to payment of the full $500,000 USD Retention Bonus.

For purposes of this paragraph, and as explicitly agreed upon between the parties, “cause” means (i) the continued failure by you to substantially perform your duties with the Company or its affiliates (other than any such failure resulting from your incapacity due to physical or mental illness), (ii) the engaging by you in conduct which is demonstrably injurious to the Company or its affiliates, monetarily or otherwise, (iii) your committing any felony or any crime involving fraud, breach of trust or misappropriation, (iv) any breach or violation of any policy or agreement relating to your employment with the Company or its affiliates where the Human Capital & Compensation Committee, in its sole but reasonable discretion, determines that such breach or violation materially and adversely affects the Company or any affiliate, or (v) any termination for cause as defined in the applicable laws.

If the Company terminates your employment prior to the Retention Date for cause, you will not receive any unpaid Retention Bonus and you will have to reimburse in full the amount of any paid Retention Bonus. You expressly accept that the reimbursed amount of the Retention Bonus might be compensated with any amount due by Goodyear following the end of the employment agreement.

In the event of your death or permanent disability prior to the Retention Date, you (or your estate as may be applicable) will receive a pro-rata portion of any unpaid Retention Bonus, pro-rated to your last day worked. For purposes of this agreement, disability is defined in accordance with the Company’s long-term disability plan.

Goodyear shall not be responsible for any fluctuations in exchange rates between the date of grant and the date of payment of the Retention Bonus. Any amount paid in local currency, if applicable, may therefore vary depending on the applicable exchange rate at the time of payment.

Please take the time to review this agreement carefully and address any questions you may have to me. If you wish to accept the foregoing offer, please sign and date below and return to me within five (5) days from the date of this letter. Please keep a copy of this agreement for your files.

We thank you in advance for your efforts!

Sincerely,
The Goodyear Tire & Rubber Company

/s/ Nicole Gray

Nicole Gray
SVP, Chief Human Resources Officer

Goodyear Operations SA (Belgian Branch)

/s/ François Colin de Verdière

François Colin de Verdière
Authorized Representative

AGREED AND ACKNOWLEDGED
I have read and agree to the terms of the above letter.

Gregory Boucharlat

/s/ Gregory Boucharlat        August 11, 2026
___________________________________________________
Signature            Date
2